Filed pursuant to Rule 424(b)(5)
Registration No. 333-274951

Prospectus Supplement

(To the Prospectus dated November 27, 2023)

SINTX TECHNOLOGIES, INC.

We previously entered into an equity distribution agreement (as amended, the “Equity Distribution Agreement”) with Maxim Group LLC (“Maxim”), dated February 25, 2021, as amended on January 10, 2023, relating to the sale of our common stock, par value $0.01 per share (“Common Stock”), offered by the Prospectus (as defined below). In accordance with the terms of the Equity Distribution Agreement, we may offer and sell shares of our Common Stock having an aggregate offering price of up to $1.1 million from time to time through Maxim acting as agent. As of March 20, 2024, we have sold $1,030,519 of our Common Stock under the Equity Distribution Agreement pursuant to our prospectus dated October 12, 2023, as amended on November 21, 2023 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend the Equity Distribution Agreement and to terminate the continuous offering by us under the Prospectus effective on March 22, 2024. We will not make any sales of our Common Stock pursuant to the Equity Distribution Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Equity Distribution Agreement remains in full force and effect.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SINT.” On March 20, 2024, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.1411 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the Prospectus, the “Risk Factors” section beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2022, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

March 22, 2024